Exhibit 10.31

SERVICES AGREEMENT

by and between

R.R. DONNELLEY & SONS COMPANY

111 SOUTH WACKER DRIVE

CHICAGO, IL 60606

and

EDGAR ONLINE, INC.

50 WASHINGTON STREET, 11TH FLOOR

NORWALK, CT 08654

TABLE OF CONTENTS

PREAMBLE		3

1.	DEFINITIONS	3

2.	TERM	4

3.	ORDERING	4

4.	OWNERSHIIP AND PROPRIETARY RIGHTS	5

5.	FEES, INVOICES AND PAYMENT	5

6.	INDEPENDENT CONTRACTORS	6

7.	WARRANTIES	7

8.	REPORTING	8

9.	INDEMNIFICATION	8

10.	TERMINATION FOR CAUSE	8

11.	CONFIDENTIALITY	11

12.	SAFETY	11

13.	NOTICES	12

14.	EXCLUSIVITY/NON-SOLICITATION	13

15.	OTHER TERMS AND CONDITIONS	14

EXHIBIT A – RATE SCHEDULE		1

EXHIBIT B – SERVICES DESCRIPTION		1

PREAMBLE

This Services Agreement (hereinafter referred to as the “Agreement”), dated as of the 30th day of September, 2008 (the “Effective Date”), is made by and between R. R. Donnelley & Sons Company, a Delaware corporation, having its principal place of business at 111 South Wacker Drive, Chicago, IL 60606, and EDGAR Online, Inc, a Delaware corporation, having its principal place of business at 50 Washington Street, 11th Floor, Norwalk, CT 08654 (“EOL”). This Agreement supersedes and replaces the Services Agreement entered into between the parties on January 30, 2006 and all amendments thereto.

1.	DEFINITIONS

As used in this Agreement the terms listed below shall have the following definitions:

“Affiliate” means any company or entity that is controlling, controlled by or under common control of R. R. Donnelley & Sons Company. “Controlling”, “controlled by”, or “under common control of” means either the beneficial ownership under trust, or outright ownership of more than fifty (50%) percent of the affiliate or business entity itself or the affiliate’s or business entity’s securities, or units if a limited liability company.

“Authorized Representative” means the person identified by each party in this Agreement who is authorized to give or receive any notice or other communication required or permitted under this Agreement on behalf of the authorizing party.

“Change of Control” means: (a) any consolidation or merger of a party pursuant to which 51 percent or more of the outstanding voting securities of the surviving or resulting company are not owned collectively by the then current holders of such party’s outstanding voting securities (the “Current Control Group”) following such consolidation or merger; (b) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of a party other than any sale, lease, exchange or other transfer to any company where such party owns, directly or indirectly, 100 percent of the outstanding voting securities of such company after any such transfer; (c) any person (as such term is used in Section 13(d) of the Exchange Act of 1934, as amended), other than the Current Control Group, who shall acquire or become the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) whether directly, indirectly, beneficially or of record, of 51 percent or more of outstanding voting securities of a party; or (d) commencement by any entity, person, or group (including any affiliate thereof, other than such party) of a tender offer or exchange offer where the offeree acquires more than 51 percent of the then outstanding voting securities of such party.

“Effective Date” means the date set forth in the Preamble.

“Price” means EOL’s total fees for the Services (as hereafter defined) covered by an Order (as hereafter defined), which shall be calculated in accordance with the Rate Schedule attached hereto as Exhibit A (the “Rate Schedule”) and included on the Order.

“Order” means those orders issued by RR Donnelley or its Affiliates, from time to time, pursuant to this Agreement listing the Services to be purchased by RR Donnelley, the Price and other appropriate details of the order, which shall be the sole method of ordering Services hereunder.

“RR Donnelley” means R. R. Donnelley & Sons Company or any Affiliate that issues an Order hereunder.

“Services” means all services to be provided by EOL pursuant to an Order under this Agreement, including, but not limited to, services or the tasks described in the Order or Services Description (as hereafter defined).

“Services Description” means the written summary of the Services attached hereto as Exhibit B, including, as appropriate, any deliverables and a schedule for completion.

2.	TERM

This Agreement shall commence on the Effective Date and shall continue in full force and effect for three years (3) years therefrom (the “Initial Term”). Unless earlier terminated, or unless a party gives written notice to the other party of its intention not to renew in accordance with Section 10(h) hereof, this Agreement shall renew automatically for additional one (1) year terms, as set forth in Section 10(h).

3.	ORDERING

b.	a. Orders – All Services to be purchased hereunder shall be listed on one (1) or more Order(s) issued by RR Donnelley or an Affiliate and accepted by EOL pursuant to this Agreement, which upon acceptance by EOL, shall constitute a separate agreement governed by the terms and conditions of this Agreement, together with the terms and conditions of the applicable Order. Each Order shall reference this Agreement and may include an addendum, if appropriate. An Order shall be effective when accepted by EOL. The name of the RR Donnelley entity (i.e., R. R. Donnelley & Sons Company or one of its Affiliates) issuing the Order for Services shall be set forth on the Order, and shall be considered the contracting party in terms of the rights and obligations set forth in this Agreement with respect to the Services purchased under the applicable Order. Notwithstanding any provision to the contrary contained herein, in the event RR Donnelley is not the contracting party, RR Donnelley shall be jointly and severally liable under each Order and this Agreement. Prevailing Terms and Conditions – The terms and conditions contained in this Agreement shall be applicable to and govern each Order. If there is a conflict between the terms and conditions of an Order and the terms and conditions of this Agreement, the terms of this Agreement shall prevail unless otherwise specifically stated in such Order. Any terms in an addendum shall supersede terms and conditions contained herein which may be in conflict. Changes to an Order shall be evidenced by a change order referencing the particular Order to be amended and shall specifically set forth the required change.

c.	Unless otherwise provided in an Order, EOL shall perform all reasonable operations to satisfactorily perform the Services.

4.	OWNERSHIIP AND PROPRIETARY RIGHTS

a.	EOL has created, acquired, owns or otherwise has rights in, and may, in connection with the performance of Services under the Agreement, use, provide, modify, create, acquire or otherwise obtain rights in, concepts, ideas, methods, methodologies, procedures, processes, know-how, techniques, models, templates and software (collectively, the “EOL Property”). EOL retains all ownership and use rights in the EOL Property. RR Donnelley shall acquire no rights or interest in the EOL Property. EOL acknowledges that the EOL Property shall not include any of RR Donnelley’s confidential information, tangible or intangible property or operational processes developed by RR Donnelley in the creation of the full service XBRL translation solution, and EOL shall have no ownership rights in such property.

b.	RR Donnelley shall not have the right to copy, alter, modify, disassemble, reverse engineer, decompile, or create the source code from the object code of any computer software component of the Services unless this Agreement expressly grants RR Donnelley the right to do so.

5.	FEES, INVOICES AND PAYMENT

a.	Currency; Rate Schedule and Determination of Fees throughout the Term – The Price listed in each Order shall be in U.S. Dollars and shall be reflected in an invoice that is submitted in accordance with the Rate Schedule. The Rate Schedule attached hereto sets forth rates for both Flat and Variable Fees for the first twelve (12) months of the Initial Term (“Year One”) only. Flat and Variable Fees for the second twelve (12) months of the Initial Term (“Year Two”), and final twelve (12) months of the Initial Term (“Year Three”) shall be negotiated and determined by the parties commencing 120 days prior to each of Year Two and Year Three, respectively. If the agreement extends beyond the initial three year term, the parties will negotiate additional years commencing 120 days prior to the end of each previous term year. The parties agree to factor in the prior year’s results and current market demands when negotiating Year Two, Year Three and renewal term Flat and Variable Fees. If the parties cannot agree to revised Flat and Variable Fees for Year Two and/or Year Three within sixty (60) days prior to the end of each contract Year or renewal year, as applicable, then either party shall have the right to terminate the agreement pursuant to Section 10(h). In addition, if at any time during any sixty (60) day period during the Agreement, the average market price for XBRL translation services has deviated by [The confidential material contained herein has been omitted and has been separately filed with the Commission.] above or below the prices set forth in Exhibit A’s Rate Schedule, the parties agree to negotiate a new Rate Schedule. In the event the Final Rule adopted by the SEC differs materially from the Proposed Rule, then parties agree to negotiate a new fee schedule and XBRL Translation Targets as set forth in Exhibit B.

b.

Taxes – RR Donnelley shall pay or reimburse EOL at cost for any sales, retailer’s occupation, service occupation, value added, use or any other federal, state or local tax, measured solely by the purchase price and required to be paid by EOL by virtue of the sale and provision of the Services; provided, however, that RR Donnelley shall not be liable for any taxes of any nature based on the income of EOL. In case of doubt by RR Donnelley as to EOL’s liability for any such tax, EOL shall allow RR Donnelley, at its own expense, to assume control of any litigation or proceeding relating to the determination and settlement of such tax. RR Donnelley shall, upon final settlement of such litigation and proceeding (after exhaustion of all appeals, if any), reimburse EOL for any tax owing including in the amount to be reimbursed, any interest charges and penalties accruing thereon.

c.	Invoices – EOL shall issue invoices (referencing the order number, and order line number) on or after the date(s) specified in the Rate Schedule. Should the Order contain more than one (1) item, EOL’s invoice shall make the proper reference. EOL shall submit all invoices for Services to the attention of the RR Donnelley Authorized Representative designated by RR Donnelley in writing to EOL. . The RR Donnelley Authorized Representative shall review such invoice and notify EOL of any errors or forward the invoice to RR Donnelley Accounts Payable.

All non-invoice correspondence for Accounts Payable should be mailed to:

RR Donnelley

Accounts Payable

PO Box 281588

Nashville, TN 37228

d.	Payment – All payment terms for Orders shall be calculated based upon the date of invoice, and payment terms shall be considered satisfied based upon the date of postmark of payment, or if payment is made by electronic funds transfer, the date of transmission. RR Donnelley shall receive invoices within five (5) days of invoice date. Unless payment terms and timing are otherwise stated herein, RR Donnelley (or the Affiliate specified on the Order executed by such Affiliate) shall pay EOL’s invoice amount not later than forty-five (45) days following the date of said invoice.

6.	INDEPENDENT CONTRACTORS

a.	Independent Contractor – The parties acknowledge that in performing their obligations hereunder, each is acting as an independent contractor. Nothing in this Agreement shall be construed to create a partnership, joint venture, franchise or other similar arrangement between the parties. Neither party has the authority to enter into any agreement, or make any warranty or representation on behalf of the other party, except where and to the extent specifically authorized to do so in writing.

b.	EOL’s Employees – The personnel furnished by EOL in accordance with the provisions hereof shall be, notwithstanding any provision hereof to the contrary, EOL’s employees (such personnel being hereinafter called “Employee(s)”) and shall not for any purpose be considered RR Donnelley’s employees. EOL shall be solely responsible for the payment of the salaries of such Employees and matters relating thereto (including the withholding and/or payment of all Federal, State and local income and other payroll taxes), workmen’s compensation, disability benefits, and all such additional legal requirements of like nature applicable to such Employees.

7.	WARRANTIES

a.	Limited Warranty. EOL represents and warrants that, the Services, as delivered, shall not infringe upon the patent, copyright, trademark or trade secret rights of any third party (the “Limited Warranty”). This Limited Warranty is void if infringement results from (i) modifications to any part of the Services or the results thereof that were not made by EOL; (ii) the use of the Services in connection with another product or service (the combination of which caused the infringement); or (iii) EOL’s compliance with RR Donnelley’s specific instructions.

b.	LIMITATION OF LIABILITY. THE SERVICES ARE PROVIDED “AS IS” AND EOL MAKES NO CLAIMS OR WARRANTIES WITH RESPECT TO THE ACCURACY, AVAILABILITY OR RELIABILITY OF THE SERVICES. IN FURTHERANCE THEREOF, EOL EXPRESSLY DISCLAIMS ALL WARRANTIES, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITING THE GENERALITY OF THE FOREGOING: WARRANTIES (A) OF MERCHANTABILITY, (B) OF FITNESS FOR A PARTICULAR PURPOSE, (C) OF UNINTERRUPTED OR ERROR-FREE SERVICE, (D) THAT ANY DESIRED RESULT MAY BE OBTAINED THROUGH USE OF ANY EOL SERVICE, (E) RELATING TO THE OPERATION, PERFORMANCE, DESIGN, AND/OR QUALITY OF THE SERVICE, OR (F) ARISING FROM A COURSE OF DEALING, TRADE USAGE OR TRADE PRACTICE OF ANY NATURE OR KIND. IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY SPECIAL, INCIDENTAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES WHATSOEVER (INCLUDING, BUT NOT LIMITED TO, DAMAGES FOR LOSS OF PROFITS OR CONFIDENTIAL OR OTHER INFORMATION, FOR BUSINESS INTERRUPTION, FOR PERSONAL INJURY, FOR LOSS OF PRIVACY, ARISING OUT OF OR IN ANY WAY RELATED TO THE USE OF OR INABILITY TO USE THE SERVICES OR OTHERWISE UNDER OR IN CONNECTION WITH ANY PROVISION OF THIS AGREEMENT, EVEN IN THE EVENT OF FAULT, TORT (INCLUDING NEGLIGENCE), STRICT LIABILITY, AND EVEN IF THE OTHER PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

c.	Quality – EOL warrants that it shall perform the Services in a professional manner in accordance with the Service Level Agreement set forth on Exhibit B hereof.

d.	EOL Compliance – RR Donnelley shall have the right at all times during the term of this Agreement to conduct such tests and inspections as it deems necessary to assure EOL’s compliance with this Agreement. RR Donnelley shall be supplied, as needed and requested, with data, drawings, specifications, test results, quality documentation, schedules and other documents and information as such.

e.	Defects – RR Donnelley shall give EOL prompt notice in writing in detail of all defects known to it, either in-person to EOL’s on-site representative, or by phone to EOL’s customer service representative. In addition, RR Donnelley shall tender a Defective Product Report to EOL confirming notice of such defects. Upon receipt of such in-person notification, EOL shall promptly and without undue delay notify RR Donnelley of its intentions and preferences to effect repair of such product

8.	REPORTING

EOL agrees to maintain accurate business records, books, and account information relating to the Services purchased by RR Donnelley under this Agreement, including records relating to shipping, billing, payments and purchases from vendors specified by RR Donnelley, and to retain the same for a period of at least one (1) year from the date of the last invoice for the applicable Services. All such records, books and information may be audited or inspected by RR Donnelley representatives upon reasonable notice at all reasonable times, which may only be made upon fourteen (14) days prior written notice.

9.	INDEMNIFICATION

a.	Indemnity – EOL shall indemnify and hold harmless RR Donnelley, its Affiliates, directors, officers, agents, employees, and shareholders from and against all claims, demands, disputes, complaints, causes of action, suits, losses and damages (including attorneys’ fees) for any breach of the Limited Warranty specified in Section 7(a) above.

b.	Notification of Claims – RR Donnelley shall notify EOL promptly of any such action, suit or proceeding and shall cooperate fully with EOL, at EOL’s expense, in order to enable EOL to make a defense. EOL shall have sole control of the defense of any such action and all negotiations for its settlement or compromise, provided that such settlement or compromise shall not interfere with RR Donnelley’s use, or EOL’s provision of, the Services. RR Donnelley may participate, at RR Donnelley’s expense, in the defense of any such action.

c.	Enjoinment of Services – If, in any suit or proceeding, EOL is enjoined from providing the Services, EOL shall, at its option and expense, either (i) procure for RR Donnelley the unrestricted right to continue to obtain the Services, (ii) alter the Services in a manner that EOL shall no longer be enjoined from providing the Services, or (iii) after EOL has demonstrated to RR Donnelley its good faith efforts to achieve the foregoing without success, EOL shall, at no expense, loss or damage to RR Donnelley, cease providing the Services and shall refund to RR Donnelley any advance payments made by RR Donnelley for which Services were not provided by EOL.

10.	TERMINATION

a.	Termination for Material Breach. Each party shall give written notice to the other party of the circumstances of any alleged material breach by the other party (or in the case of RR Donnelley, by any RR Donnelley Affiliate), and, in the event such breach is not remedied within thirty (30) days from the date of such notice, the non-breaching party may terminate this Agreement by giving written notice of termination to the other.

If EOL gives notice to RR Donnelley pursuant to this Section based upon material breach by RR Donnelley, EOL, in addition to any other damages or remedies available to EOL hereunder or at law may, in its sole discretion, suspend all Services and any other services provided to RR

Donnelley, until such breach has been remedied to EOL’s satisfaction. Any default in paying Service Fees on a timely basis shall be a material breach. If this Agreement is terminated pursuant to this subsection, RR Donnelley shall pay EOL the balance of all fees including, but not limited to, the Service Fees and any costs associated with such collection of fees, including, but not limited to, legal costs, attorneys’ fees, court costs, and collection agency fees.

If RR Donnelley gives notice to EOL pursuant to this Section 10(a) based upon material breach by EOL, in addition to any other damages or remedies available to RR Donnelley hereunder or at law, EOL shall pay RR Donnelley the EOL Penalty in accordance with Section 10(d) hereof.

b.	Termination for Bankruptcy. Either party may immediately terminate this Agreement if the other party (or in the case of RR Donnelley, a RR Donnelley Affiliate), dissolves or liquidates, makes an assignment for the benefit of creditors, files a voluntary petition of bankruptcy, or is subject to an involuntary petition in bankruptcy, or is adjudicated bankrupt or insolvent, and such assignment, petition or adjudication is not resolved or dismissed within sixty (60) days.

c.	Termination by EOL based on RR Donnelley’s Failure to Meet Requisite Conversions. If RR Donnelley does not meet the minimum number of total XBRL conversions as set forth in Exhibit B hereof, EOL may terminate this Agreement upon notice to RR Donnelley provided RR Donnelley cannot rectify such discrepancy within thirty (30) days of such notice. In the alternative, if RR Donnelley cannot rectify such discrepancy within such cure period, EOL may elect, upon notice to RR Donnelley, to continue the Agreement notwithstanding RR Donnelley’s breach hereof but remove the exclusivity restrictions in accordance with the provisions of Section 14(a) hereof.

d.	Termination by EOL based on EOL’s Change of Control and EOL Penalty. EOL may immediately terminate this Agreement if EOL has a Change of Control. If EOL gives written notice to terminate the Agreement pursuant to this Section 10(d) during Year One or Year Two, then EOL shall pay RR Donnelley an early termination fee (“EOL Penalty”) as set forth below. If EOL gives written notice to terminate the Agreement pursuant to Section 10(d) hereof during Year Three, EOL shall not be required to pay the EOL Penalty.

1.	EOL Penalty for each of Year One and Year Two:

i.	If EOL asserts termination pursuant to this Section 10d during Year One, EOL shall pay RR Donnelley the Year One EOL Penalty as defined in the Rate Schedule.

ii.	If EOL asserts termination pursuant to this Section 10d during Year Two, then the EOL Penalty shall be fixed at the same time the Technology Platform Investment and Technology Integration Fees are determined for Year Two.

e.

Termination by RR Donnelley based on EOL’s Change of Control. RR Donnelley may also terminate this Agreement if EOL has a Change of Control upon written notice to EOL within ninety (90) days of such Change of Control. If RR Donnelley gives EOL its termination notice based on EOL’s Change of Control within the ninety (90) day time period, the termination date of the Agreement shall be the ninetieth (90th) day following such notice. If RR Donnelley fails to exercise this termination right within ninety days of EOL’s Change of Control, RR Donnelley shall waive its right to terminate the Agreement based on EOL’s Change of Control. In the event that RR Donnelley gives notice within the requisite time period to terminate the Agreement based on this Section 10(e) and the organization which acquires such Control of EOL is one of the Prohibited Companies listed on Exhibit B hereof, then EOL shall be required to pay the EOL Penalty in accordance with Section 10(d) hereof.

f.

Termination by EOL based on RR Donnelley’s Change of Control. EOL may terminate this Agreement in the event that RR Donnelley has a Change of Control upon written notice to RR Donnelley within ninety (90) days of such Change of Control. If EOL gives RR Donnelley its termination notice based on RR Donnelley’s Change of Control within the ninety (90) day time period, the termination date of the Agreement shall be the ninetieth (90th) day following such notice. If EOL fails to exercise this termination right within ninety days of RR Donnelley’s Change of Control, EOL shall waive its right to terminate the Agreement based on RR Donnelley’s Change of Control.

g.	Termination by RR Donnelley based on EOL’s Failure to Meet Service Levels. RR Donnelley may also terminate this Agreement if EOL does not meet the Service Level Agreement provided herein and did not receive a waiver from RRD. In the event that EOL consistently (meaning three (3) or more times in a month over a consecutive two (2) month period) does not meet the Service Level Agreement set forth in Exhibit B hereof, RR Donnelley may give EOL written notice of such termination and EOL shall then have through the end of the current Year of the Agreement to perform in accordance with the Service Level Agreement (meaning not violating the terms of the Service Level Agreement three (3) times within any thirty (30) day period within such Year) to prevent such termination. If EOL fails to conform to the Service Level Agreement as provided herein and RR Donnelley terminates the Agreement pursuant to this Section 10(g), RR Donnelley shall be eligible to receive the EOL Penalty as set forth in Section 10(d).

h.	Termination for Failure to Agree on Pricing Pursuant to Section 5(a). If the parties cannot reach agreement on the revised pricing for Year Two, Year Three, or any renewal year in accordance with the procedures set forth in Section 5(a) hereof at least sixty (60) days before the anniversary of the Effective Date of each respective year, then either party may give the other notice of termination of this Agreement in accordance with the notice provisions set forth in Section 5(a) hereof, such termination to be effective ninety (90) days following the expiration of the applicable year of the Agreement.

i.	Termination Based on the XBRL Mandate. In the event the Securities and Exchange Commission (“SEC”) XBRL proposed mandate on May 14, 2008 is rescinded in full, either party may terminate this Agreement upon thirty (30) days notice to the other party and neither party shall have responsibility or liability to each other except for completing the open Orders at such times consistent with the terms of this Agreement; provided, however, that in the event termination based on this Section 10(i) occurs within sixty (60) days of the Effective Date, EOL shall reimburse RR Donnelley a pro-rata portion of all fixed or prepaid fees paid by RR Donnelley to EOL under this Agreement. Such reimbursement will be made in such a manner that RR Donnelley will have paid EOL 1/12 of all fixed or prepaid fees for each month that this Agreement was in effect prior to termination.

j.	Termination by Non-Renewal – Each party shall give the other at least six (6) months notice prior to the end of the Initial Term or any renewal term, as applicable, of this Agreement of its intent not to renew the Agreement for an additional term . If no notice is given within the requisite six (6) month period, the Agreement shall automatically renew for another one year term.

k.	Prior Obligations and Termination Assistance – Termination or cancellation shall in no way relieve either party of its duties or obligations incurred prior to such termination. Each party shall assist the other party in the orderly termination of this Agreement, when and as may be necessary for the non-disrupted business continuation of the other party.

l.	Return of Descriptive Matter – Upon termination or cancellation of this Agreement, an Order or an obligation to purchase, sell or provide a Service (whether by completion or otherwise), each party shall immediately return to the other all written, taped, or other descriptive matter, including but not limited to, drawings and diagrams, descriptions, and other papers and documents which may contain Confidential Information of the other party.

11.	CONFIDENTIALITY

a.	Confidential Information - Each party shall, for a three (3) year period following the date of disclosure, hold as being confidential and proprietary to the other party all information which comes into the possession or knowledge of one about the other and, if in written form, which is designated in writing as confidential and proprietary, or in the case of an oral or visual disclosure, which is identified as confidential and proprietary at the time of the disclosure and confirmed in writing as such within thirty (30) days following the disclosure (“Confidential Information”). Confidential Information may be disclosed to others only with the prior written consent of the party that has designated the information as confidential and proprietary. Each party agrees not to make use thereof other than for the performance of this Agreement. Confidential Information shall not include information which; (i) is already known to the recipient at the time of the disclosure and has not previously been designated as being confidential; (ii) is or becomes generally available to the public without breach of this Section; (iii) is obtained from a third party not under an obligation of confidentiality to the party so designating such information as being confidential, and without breach of this Section; and (iv) is developed independently by the receiving party without reference to the Confidential Information and without breach of the obligations set forth in this Section.

b.	Return of Confidential Information – All Confidential Information in a written or other tangible form including any and all copies, summaries or derivatives thereof will be returned promptly to the disclosing party upon the earlier of completion of the evaluation and quotation or the written request of the disclosing party.

12.	SAFETY

a.	Safety Information – For Services performed at an RR Donnelley or Affiliate site, the RR Donnelley or Affiliate facility shall provide EOL any specific site safety requirements necessary for performing work in the facility (as per the RRD Contractor Safety Program). EOL agrees to perform all required safety training to each of its employees or subcontractors prior to starting his or her RR Donnelley assignment.

b.	Safety Equipment – Unless otherwise agreed between the RR Donnelley location and EOL, and with the exception of hearing protection, all safety equipment will be at the expense of the EOL. Safety equipment will be distributed to EOL employees through EOL.

c.	Safe Practices – EOL shall perform all Services in a safe manner and in accordance regulatory requirements and with good practices in EOL’s industry. EOL shall not use or employ any unsafe, hazardous or dangerous methods, procedures or practices. EOL shall take reasonable precautions to warn other persons present at the site where Services are performed of any potentially unsafe conditions created by or in the course of performance of the Services, including, without limitation, posting brightly colored warning sings. Wherever practicable, EOL shall take reasonable precautions to limit access to the area where Services are performed to EOL personnel only, and shall strictly limit such access if the conditions created by or during the performance of Services render such areas unsafe, dangerous or hazardous to other persons.

d.	Confined Space/Lockout-Tag Out – Unless they have received documented training meeting all applicable requirements, Vendor’s employees may not perform Services at the Vendor’s Rockville, MD Facility: (i) in confined areas that have limited or restricted means for entry or exit and are not designed for continuous employee occupancy entry, or (ii) requiring the placement of a locking device (“Lockout”) or tag (“Tag out”) on an energy-isolation or energy-control device in accordance with established procedures to prevent operation of the equipment or machine. Tag out may not be used in lieu of Lockout except in special, rare circumstances approved in writing by the safety manager at the RR Donnelley location.

13.	NOTICES

a.	Addresses - Unless otherwise expressly stated in this Agreement, any notice or other communication required or permitted hereunder shall be given to or made upon the respective party’s Authorized Representatives as follows:

If to EOL, to:	EDGAR Online 122 East 42nd Street, Suite 2400 New York, NY 10168 Attention: General Counsel

With a copy to:	EDGAR Online, Inc. 122 East 42nd Street, Suite 2400 New York, NY 10168 Attention: John Ferrara, CFO

If to RR Donnelley, to:	Contract Administrator Supply Chain Management – 4th Floor R.R. Donnelley & Sons Company 3075 Highland Parkway Downers Grove, IL 60515-1261

With a copy to:	RR Donnelley & Sons Company 111 South Wacker Drive Chicago, Illinois 60606 Attention: General Counsel

or to such other person or address as either party shall have previously designated by notice in writing.

b.	Delivery – All notices shall be in writing and sent by commercial overnight express carrier or by certified mail, postage prepaid, return receipt requested. All written notices or other written communication given or made in accordance with this Agreement shall be deemed to have been received on the day it is delivered to the address set out in subsection a. above.

c.	Limitations – All communication from EOL regarding this Agreement shall be with RR Donnelley Supply Chain Management Commodity Manager or Contract Administrator. In particular, any modifications, or proposed modifications, to the Rate Schedule shall only be communicated to the Commodity Manager and shall only be accepted with the approval of said Commodity Manager. There shall be no communication regarding pricing, or potential pricing modifications, with anyone outside of the RR Donnelley Supply Chain Organization.

14.	EXCLUSIVITY/NON-SOLICITATION

a.	EOL Limited Exclusivity – During the term of this Agreement, EOL agrees not to partner with any of the Prohibited Companies set forth in Exhibit B hereof to provide XBRL translation services for SEC Filings (as defined such Exhibit) in the territories set forth in such Exhibit. In consideration for this limited exclusivity, and in addition to the Flat and Variable Fees specified in the Rate Schedule, RR Donnelley hereby agrees to pay EOL an annual exclusivity fee set forth on Exhibit A hereof for each year of the Initial Term as well for each annual renewal term. However, if RR Donnelley does not meet the XBRL Conversion Targets set forth in Exhibit B, and EOL decides not to exercise its option to terminate the Agreement pursuant to Section 10(c) hereof, EOL shall no longer be restricted from working with any other company to provide any kind of service, including the Prohibited Companies, and RR Donnelley shall no longer be required to pay the annual exclusivity fee commencing the following year of the Initial Term, or renewal term, whichever is applicable.

b.	RR Donnelley Limited Exclusivity – As consideration for EOL’s services as provided herein, RR Donnelley agrees not to offer a competitive XBRL translation solution for SEC Filings to their current or future corporate equity reporting clients during the term of this Agreement.

c.	Customer Non-Solicitation – EOL agrees not to directly or indirectly solicit any XBRL processing business from, or attempt to seek or provide XBRL processing services to, any customer directly introduced by RR Donnelley (other than current customers of EOL) for a period of four (4) months following the termination date of the Agreement. .

d.	Preferred Provider – During the term of this Agreement, EOL agrees to utilize RR Donnelley Financial Services as its provider for all filings of Form 10’s, Form 10Qs and related services, including typesetting and printing of certain documents, at a preferred rate to be mutually determined by the parties.

15.	OTHER TERMS AND CONDITIONS

a.	Governing Law, Severability – This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule whether such provision or rule is that of the State of New York or any other jurisdiction. Each of the parties irrevocably consents to the exclusive personal jurisdiction of United States District Court, Southern District of New York, or in the event that such court does not have subject matter jurisdiction, then the New York State courts situated in New York County, State of New York, in connection with any action, suit or proceeding relating to or arising out of this Agreement or any of the transactions or relationships contemplated hereby. Each of the parties hereto, to the extent permitted by law, hereby waives any objection that such party may now have or hereafter have to the jurisdiction of such courts on the basis of inconvenient forum or otherwise. THE PARTIES UNCONDITIONALLY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL FOR ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING, DIRECTLY OR INDIRECTLY, OUT OF THIS AGREEMENT.

b.	Dispute Resolution – In the event of any dispute or disagreement between the parties as to any provision of this Agreement (or the performance of obligations hereunder), the matter, upon written request of either party, shall immediately be referred to representatives of the parties for decision, each party being represented by one individual who is authorized to settle the dispute (the “Representatives”). The Representatives shall promptly meet in a good faith effort to resolve the dispute. If the Representatives do not agree upon a decision within sixty (60) calendar days after reference of the matter to them, then either party may thereafter pursue appropriate legal action.

c.	Waiver and Amendment – No provisions of this Agreement shall be deemed waived and no breach excused by either party unless such waiver or consent is in writing and signed by the Authorized Representative of the party claimed to have waived or consented. Any consent by either party to, or waiver of, a breach by the other shall not constitute a consent to, waiver of, or excuse of any other different or subsequent breach. No delays or forbearance of either party in the exercise of any remedy or right shall constitute a waiver thereof, and the exercise or partial exercise of a remedy or right shall not preclude the concurrent or separate exercise of the same or any other right or remedy. No provisions of this Agreement shall be deemed amended by either party unless such amendment is in writing and signed by an Authorized Representative of both parties.

d.	Personnel Non-Solicitation – Neither party shall recruit or hire any personnel of the other until one (1) year after completion of this Agreement without the express written consent of the other party, provided that neither party shall be restricted from hiring individuals who respond to advertisements for employment placed in media or general circulation or availability. A violation of this Section 14(d) shall be deemed a material breach of this Agreement.

e.

Assignment – Neither party shall assign this Agreement, nor any interest therein, without prior written consent of the other, such consent not to be unreasonably withheld or delayed; provided, however, that

RR Donnelley may assign, with prior written notice but without EOL’s consent, its rights, duties and obligations under this Agreement to an Affiliate. Any prohibited assignment shall be null and void.

f.	Claims, Liens, and Encumbrances – EOL shall provide Services free and clear of all claims, liens, and encumbrances and agrees to protect and hold RR Donnelley harmless from all claims, liens, and encumbrances.

g.	Security – RR Donnelley and EOL, their employees, representatives and agents shall comply with all security regulations in effect from time to time at each other’s premises and with all policies and procedures of the other.

h.	Promotion Limitation – EOL agrees that it shall not use RR Donnelley’s name by including reference to RR Donnelley in any extemal list of customers or by advertising that RR Donnelley uses its Services without prior written authorization by RR Donnelley’s Authorized Representative. RR Donnelley acknowledges that EOL is a publicly-traded entity; therefore, notwithstanding any restriction contained in this Agreement to the contrary, EOL may disclose this Agreement and the transactions and activities contemplated by this Agreement as required in accordance with applicable law and in regulatory filings with governmental agencies.

i.	Headings Not Controlling – The headings used in this Agreement are for reference purposes only and shall not be deemed a part of this Agreement.

j.	Survival – The terms, provisions, representations, and warranties contained in this Agreement that by their sense and context are intended to survive the performance hereof by either or both parties hereunder shall so survive the completion of performance and termination of this Agreement, including, without limitation, confidentiality obligations and the making of any and all payments due hereunder.

k.	Entire Agreement – This Agreement and associated documents referenced herein constitute the entire agreement between the parties with respect to the subject matter hereof except that the pre-existing Non-Disclosure Agreement between the parties shall remain in effect and not be affected by the execution of this Agreement; all prior agreements, representations, statements, negotiations and undertakings, whether oral or written, including the Services Agreement between the parties dated as of January 30, 2006 and all amendments thereto, are superseded hereby.

l.	[The confidential material contained herein has been omitted and has been separately filed with the Commission.]

m.	Exhibits – Exhibit A – Rate Schedule and Exhibit B – Services Description, are hereby incorporated into this Agreement.

n.	Execution in Counterparts – This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Each of EOL and RR Donnelley represents and warrants that the execution of this Agreement and consummation of the transactions contemplated hereby shall not result in a breach, violation or default of any terms or provisions of any agreement, instrument, restriction, plan, judgment or decree to which it is a party or by which it may be bound.

o.	Authority – Each party represents that they have full power and authority to enter into and perform this Agreement, and the person signing this Agreement on behalf of each has been properly authorized and empowered to enter into this Agreement, understands it, and agrees to be bound by it.

p.	Construction – This Agreement has been negotiated by the parties and their respective counsel. This Agreement shall be fairly interpreted in accordance with its terms and without any strict construction in favor of or against any party. Ambiguities shall not be interpreted against the drafting party.

q.	Language – The parties confirm that it is their wish that this Agreement, as well as any other documents relating to this Agreement, including notices, schedules, Orders and Addenda, have been and shall be drawn up in the English language only.

r.	Non-Disparagement – The parties hereto agree that during and after the term of this Agreement or an Order, each party shall not knowingly vilify, disparage, slander or make disparaging or derogatory remarks, whether oral or written, about each other. its business or business practices. or any of its past, present or future officers, directors. employees. agents, affiliates, customers or suppliers.

s.	Force Majeure – Notwithstanding any provision herein to the contrary, neither party shall be liable for a delay in performance of its obligations and responsibilities under this Agreement due to causes beyond its control, such as but not limited to war, embargo, national emergency, insurrection or riot, acts of the public enemy, fire, flood or other natural disaster, discontinuation of power supply, internet slow down or connectivity, provided that said party has taken reasonable measures to notify the other, in writing, of delay.

IN WITNESS WHEREOF, the parties have duly executed this Agreement:

R. R. DONNELLEY & SONS COMPANY	EDGAR ONLINE, INC.

(Signature)	(Signature)

(Name — typed or printed)	(Name — typed or printed)

(Title)	(Title)

(Date)	(Date)

EXHIBIT A – RATE SCHEDULE

[The confidential material contained herein has been omitted and has been separately filed with the Commission.]

EXHIBIT B – SERVICES DESCRIPTION AND SERVICE LEVEL AGREEMENT

[The confidential material contained herein has been omitted and has been separately filed with the Commission.]

Prohibited Companies as per Section 12(a) of the Agreement

[The confidential material contained herein has been omitted and has been separately filed with the Commission.]